Exhibit 99.1

CHICAGO, IL (July 1, 2004) Universal Access Global Holdings Inc. (NASDAQ: UAXS) (the “Company”) announced today that it received a Nasdaq Staff Determination on June 28, 2004 indicating that the Company fails to satisfy the stockholder’s equity, earnings or market value of publicly held shares requirements for continued listing set forth in Marketplace Rule 4310(c)(2)(B), and that its securities are, therefore, subject to delisting from the Nasdaq SmallCap Market.  The Company has requested an oral hearing before a Nasdaq Listing Qualifications Panel to review the Staff determination.  There can be no assurance the Panel will grant the Company’s request for continued listing.

No delisting action will be taken by Nasdaq until such time as the Company’s appeal can be heard. The Company expects that the hearing will be scheduled for a date within the next 45 days. If delisted from the Nasdaq SmallCap Market, the Company’s securities may be immediately eligible for quotation on the OTC Bulletin Board.

ABOUT UNIVERSAL ACCESS

Universal Access (NASDAQ: UAXS) is a leading communications network integrator for carriers and service providers expanding into markets and areas beyond their own network presence. Founded in 1997, the company is a single, independent source of analysis, design, planning and provisioning (installing) of end-to-end data/voice circuits and networks. Universal Access provides network connectivity services, software and information products – including the industry-leading LattisTM tariff pricing software – to over 200 U.S. and international telecom carriers, cable companies, system integrators, government and enterprise customers. Over the past seven years, Universal Access has created the industry’s leading network infrastructure database, the Universal Information Exchange (UIX®). The UIX holds real-time information on the availability, location, and prices for thousands of data and voice circuit connections, and covers 145 million physical U.S. telecom locations collected from more than 400 carriers and other sources.  For further information about Universal Access, visit the company’s Web site at www.universalaccess.net.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements based on current expectations, forecasts and assumptions. Actual results may differ materially from those anticipated in any forward-looking statements as a result of certain risks and uncertainties.  For other risks and uncertainties applicable to our business, refer to our Securities and Exchange Commission filings.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph.